EXHIBIT 99.1

February 23, 2012

To Our Shareholders:

Our poor financial results in 2011, culminating in a very poor fourth quarter, underscore the need to accelerate the transformation of Sears Holdings. While some may claim that these results are a continuation of a trend, I believe that they are an anomaly after three years of relatively stable EBITDA performance ($1.1-$1.4 billion for US Domestic operations), albeit at a level well below our peak performance in 2006 ($3.2 billion in EBITDA for US Domestic operations). We own 95% of Sears Canada, which also experienced very poor results, and included a change in management in mid-year.

During times like this, many of the internal debates of the past are being put to rest. Despite what some believed, increased marketing spend and increased inventory dollars do not automatically generate higher sales or higher profit. More marketing and inventory dollars are not required to generate higher sales or profits, especially in a company that already spends over $1.5 billion in marketing and has over $8 billion invested in inventory on a consolidated basis. In fact, if you were to compare the amount of space and inventory we invest in our Sears apparel and home fashions businesses to other significant softlines retailers, you would agree that it should be possible to more than double sales and generate significantly higher profits without any additional investment in inventory, marketing or physical space. To do this, however, requires changes in our thinking and our processes, some of which are currently under way.

As I have explained in the past, the Board of Directors and I look at and evaluate Sears Holdings as a portfolio of businesses, with different market positions, strengths and opportunities. The ability to successfully transform the disparate businesses we have in the Sears Holdings portfolio under a single management structure has proven very difficult. While it may be possible to complete the transformation in the current structure, your Board of Directors is unwilling to continue on the current course across the entire portfolio. Instead, we intend to separate the management of several of our businesses from that of the core Sears and Kmart formats, with the goal of allowing each business to pursue its own strategic opportunities and to achieve a focus that is often difficult as part of a large company undergoing significant change. Some of that separation will take place inside the portfolio and some will take place through changes to the portfolio.

To this end, we announced today that we intend to transfer direct ownership of the Sears Hometown and Outlet stores businesses (including certain Hardware stores) together as a separate company to our shareholders. Sears Holdings expects to receive a significant amount of cash in exchange for these businesses. We believe this transaction has three benefits: 1) strengthening Sears Holdings’ balance sheet and liquidity, 2) providing the separated Hometown and Outlet stores businesses flexibility to pursue their strategic and financial objectives and 3) providing Sears Holdings’ shareholders the choice to hold shares in both companies or in either company separately.

We intend to evaluate other opportunities to separate parts of our portfolio into separately owned companies. In each case, where we decide to pursue separation, we would expect that the three objectives outlined above would be achieved. As a result, management of each Sears Holdings portfolio business will have a clear focus on what it needs to do to improve its respective business, particularly the Sears and Kmart formats. There will still be the complexity of dealing with more than 2,000 large format stores, with different levels of performance and competition across many cities and towns. But, the clarity that we sought to engender when we organized the company into Business Units four years ago will be strengthened, and any confusion around how the disparate businesses can and should be managed will be put to rest. Any decision to separate other businesses in the future will depend on a variety of factors, including the performance of the core Sears and Kmart formats, market conditions, expected valuation, and capital structure considerations.

FUNDING STRATEGY

As we outlined in our conference call today, Sears Holdings has a very clear strategy to manage the liquidity of our business, both short term and long term. There has been much speculation in the past about potential scenarios where we would have difficulty meeting our financial obligations, including those who claimed that Kmart would never make it through its first holiday season in 2003 after its emergence from bankruptcy in May 2003. Now, nine years later, our poor financial performance in 2011 has provided a convenient excuse for similar commentary and criticism.

In my opinion, Sears Holdings has a profit problem, not a liquidity nor an asset problem. In fact, Sears Holdings has over $20 billion of assets on our balance sheet. In some cases, the fair market values of our assets are not reflected on the balance sheet due to GAAP convention, such as the value of our owned real estate and many of our below market leases. At year end, we were required by accounting rules to write down our deferred tax assets for book purposes, but the net operating loss carry-forwards remain available to us for tax purposes. As we generate taxable income, we will be able to use these losses to reduce taxes on that income in the future and generate additional cash.

Our funding strategy includes having significant excess funds available in the near term. We have considerable flexibility under our $3.275 billion domestic revolving credit facility to fund working capital, capital expenditures, retire maturing debt and to contribute to our pension plans. While some refer to revolver borrowings as short-term debt, our revolving credit facility matures in April 2016, which makes it much more like long-term debt than short-term debt. By having significant excess funds available, we will be able to easily fund our obligations as they come due, even if we do not achieve our goal of quickly restoring EBITDA to levels of 2008-2010 or above.

Let’s look at the past history of our US Domestic funding needs and choices:

($ in millions)	2011	2010	2009	3-Year Total
Debt and Cap Lease Payments	$484	$54	$326	$864
Pension Contributions	$383	$314	$199	$896
Capital Expenditures	$343	$370	$294	$1,007
Share Repurchases	$183	$394	$424	$1,001

TOTAL	$1,393	$1,132	$1,243	$3,768

Over the last three years, we had significant debt maturities as well as required pension contributions. While the pension contributions are tax-deductible, we did not generate sufficient taxable income in 2011 to use these deductions. This meant that the amount of cash used to fund pension contributions was higher than expected, but we will have the use of the tax losses going forward to offset future taxable income.

Capital expenditures held relatively stable, with additional significant expenditures in our Shop Your Way Rewards program and our integrated retail strategy expensed for accounting purposes rather than capitalized. If one were to view our spending in these areas as investments, like we do, a simplistic look at the cash flow statement actually understates our overall investment in our future. Finally, share repurchases have continued at a lower level than in the past, as our reduced cash flow and higher cash needs required a reallocation of resources to our mandatory payments from our discretionary investments.

In each of the next three years, we expect that our mandatory payments will be lower than the past three years’ actual payments (which included $1 billion in share repurchases). While we have significantly lower debt maturities (a bit over $300 million including capital leases in total over the next three years), we currently expect higher required pension contributions as a result of record low interest rates, which increase the present value of the future payments to our pensioners. The actual payments to pensioners don’t change, just the present value of those payments, which, under current pension funding rules, requires a substantial increase in contributions.

To the extent that we are unsuccessful in quickly restoring previous levels of EBITDA, we intend to explore other means of improving our liquidity, including additional asset sales. Given the fact that we have a net inventory (gross inventory minus payables) balance of over $5 billion, we are able to generate significant cash by reducing our inventory balances through altering our buying strategies and through store sales or closures. As we announced, our recent store closures are expected to generate between $140 and $170 million in proceeds through inventory liquidation, while eliminating the losses associated with their operations.

Putting various sources of liquidity together, you get a sense of some of the levers that the company has to meet its obligations and to generate long-term value:

Existing Domestic Cash	$357mm
Hometown/Outlet Stores	$400mm-$500mm
Store Sale Proceeds	$270mm
Domestic Revolver excess	$1,800mm (reduced to around $900mm at peak)
Accordion capacity	$1,000mm
Second lien capacity	$760mm
Net Domestic Inventory	$5,172mm

While some of these sources of cash are immediately available, some may require slightly more time, but a substantial amount is available to use in six months or less, with more available in six to twelve months. Should the circumstances warrant, we also have the ability to access or release value through our ownership of 95% of Sears Canada and 100% of Lands’ End, as well as our substantial real estate portfolio. We do not expect to utilize or execute all of these options, but we believe that making our options more visible should give our vendors and others more comfort that we do not intend to allow recent performance to put the company at risk.

To put this in further perspective, our domestic year-end merchandise payables to vendors were about $2.5 billion. This number can grow to roughly $4 billion at our peak in November. When commentators and analysts talk about vendors being unwilling to ship to us, this is the magnitude of what we owe our trade creditors at any point in time. Against this, we hold nearly $8 billion of domestic inventory and over $9 billion at our peak, which means that most of the products in inventory are already fully paid for. We own the inventory and our vendors have been paid. Also, our vendors make a substantial profit on their relationship with Sears Holdings, in most cases dwarfing their credit exposure many times over.

Despite our explanations to analysts, credit rating agencies and the media regarding our liquidity, our assets and the size of our inventory and payables, many have chosen to ignore these facts, focus exclusively on our earnings performance and exaggerate the potential for any liquidity problems. I hope by illuminating our funding strategy and further highlighting the strength of our assets and our access to funding, that reason can return and that we can manage our business back to profit health.

BUSINESS STRATEGY

Our funding strategy addressed above is intended to strengthen our business strategy, not to replace it. In my February 2009 Chairman’s Letter, I outlined the five key pillars of this strategy. This is something that I shared with Lou D’Ambrosio when we first met and then again when he became our Chief Executive Officer. Let me repeat them again here:

1.	Creating lasting relationships with our customers by empowering them to manage their lives

2.	Attaining best in class productivity and efficiency

3.	Building our brands

4.	Reinventing the company continuously through technology and innovation

5.	Reinforcing “The SHC Way” by living our values every day

The best expression of the first pillar is the continued evolution of our Shop Your Way Rewardssm membership program. Last year I highlighted Shop Your Way Rewards (“SYWR”) as a focal point for our company’s transition from serving customers to building relationships with members. I am pleased to report that the number of members has grown substantially and our engagement with many of those members has deepened substantially as well. It is one thing to sign up a customer as a member of our SYWR program, another to have them earn points as a member, another to have them use those points to make purchases and still another to have them earn and use points many times. From a small base, we now have tens of millions of members who have earned points and millions of members who have redeemed points just in the last year alone. We view this as a sign that more and more of our members understand the program and appreciate its value to them. We intend to further strengthen and build on this program in 2012.

We have fared very poorly in our second pillar. At the time of the Sears-Kmart merger announcement in 2004, I highlighted that most great, sustainable retail companies had an EBITDA/Sales ratio of 10% or more. I also set that as an important metric for benchmarking productivity at Sears Holdings. In 2006, we hit a level of 6.8% in our US Domestic operations, but we have declined since then. Whether it is this measure, productivity per square foot of space, inventory turnover, Gross Margin Return on Investment or others, we continue to lag well behind most of our competitors.

Since the merger, we have attracted many experienced retailers and merchants with track records of success. We have entrusted them with significant and unique retail assets and empowered them to pursue their strategies in the context of the overall reinvention of Sears Holdings. Yet, they and we have not been able to crack the productivity and efficiency code. This has also proven difficult for the talent we have attracted from outside of retail, many of whom have backgrounds and skills that we believe are well suited for the transformation currently occurring in the retail sector more broadly. Although I don’t believe this situation is unique to Sears Holdings (as can be seen by the number of significant management changes and difficulties in the retail industry over the last decade), it is something that particularly needs to be addressed given our profitability challenges.

With regard to our third pillar, we still have a long way to go but Kenmore and Craftsman have held up relatively well, despite our overall company performance and housing builds and turnover continuing at relatively low levels. In the fourth quarter of 2011, Kenmore maintained its market leadership in appliances, while Craftsman, too, gained market share. But, market share alone is not enough. When we think about brands, we think about brands like Nike and Apple, and we aspire to have Kenmore and Craftsman be the Nike and Apple of the appliances, tools, and lawn and garden industries.

The fourth pillar continues to occupy most of my Sears-related attention. We have made great strides driven by significant investments in building the tools and processes to become a truly integrated retailer. More and more of our members and customers are moving seamlessly between stores, online and mobile for their shopping and research needs. We intend to make it easier and easier to shop across our Sears Holdings formats and channels so that it becomes second nature. Just like learning a new skill where people start with curiosity, move to deliberate practice and ultimately move to doing it instinctively (like driving a car or hitting a golf ball), how people shop today is changing and it isn’t just the younger generation that is benefitting from iPads, Facebook, and online retail. As the shopping and marketing tools become ubiquitous, easier to use and more integrated into our society, everybody’s lives are being impacted by them, young and old alike. We intend for Sears Holdings to be one of the companies that best serves our members and customers across these platforms and helps them make the transformation seamlessly.

Finally, the fifth pillar requires leadership at all levels of the company. While we have to deal with our current performance, we can’t lose sight of the progress we have made and the plans that we have for transforming our company, our industry and the lives of our customers. We have invested significantly in providing new digital tools to our associates, especially in our stores, that will enable them to better help our members and to better communicate with each other. The transparency in our company has increased significantly and I expect it to become even greater. It isn’t natural for many managers to share information outside of their immediate teams, but this is becoming more and more necessary for them to be successful in our company and to be successful more broadly. We cannot and should not accept leaders who are unwilling to share their value with others and to be held accountable for what they believe and expect to achieve.

CONCLUSION

We made it through the financial crisis and the housing crisis. Now we intend to make it through our current challenges and restore confidence in the company. We have made important efforts to distinguish our profit performance from the overall assets that we possess and the liquidity options we have available to us.

We do not intend to sit idly by and have it be business as usual. We will make the difficult decisions required to position Sears Holdings for the future and we will not accept such poor performance without making substantial adjustments. We have a portfolio of businesses and assets that deserve to generate substantial value for our shareholders. The adjustments and actions we intend to take will reduce the risk of downside scenarios playing out and will be informed by understanding and appreciating what type of profit performance we need to deliver on our investment in these assets.

As you might expect, such actions and decisions will not always meet with approval by all, but our philosophy underlying them will be transparent and clear. We appreciate the confidence that all of our shareholders have placed in us and we will honor that trust with our commitment and efforts.

Respectfully,

Edward S. Lampert

This letter contains forward-looking statements about our expectations for the fourth quarter of fiscal 2011. This letter also contains forward-looking statements about our expectations for the separation of our Sears Hometown and Outlet Stores businesses and certain hardware stores (collectively, “Newco”) and a transaction for the sale of stores, including the timing of the transactions, the amount we expect to receive as a result of the transactions, and the intended structure of the Newco transaction; financial capacity and funding strategy; and various other initiatives. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “intends,” “plans,” “continue” and similar expressions or future or conditional verbs such as “will,” “may,” “would” and “should” are generally forward-looking in nature and not historical facts. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in our accounting and other assumptions with respect to the value of Newco; the actual valuation of Newco by our shareholders and other third parties; the extent to which we are able to complete the Newco transaction on terms that are favorable to us; the operational and financial profile of Sears Holdings or any of its businesses and Newco after giving effect to the Newco transaction; the ability of Newco to operate as an independent entity, including its ability to source merchandise on acceptable terms; the timing and uncertainty of completion of the store sale and Newco transactions; our ability to offer merchandise and services that our customers want, including our proprietary brand products; we do not have commitments from lenders for incremental financings under the accordion feature of our domestic credit agreement and additional second lien financings; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the impact of rising fuel prices, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our Form 10-Q, Form 10-K and other filings with the Securities and Exchange Commission. In addition, the descriptions of our domestic credit facility are qualified in their entirety by reference to the actual terms of the domestic credit facility. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.